Exhibit 10.1
***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is effective as of December 6, 2023, by and between Exagen Inc. (the “Company”), a Delaware corporation with offices at 1261 Liberty Way, Vista, CA 92081, and John Mark Hazeltine (the “Consultant”) with a business location at .

1.    Consulting Services. The Company hereby retains the Consultant to perform and the Consultant hereby agrees to perform for the Company consulting services as described on Exhibit A attached hereto and incorporated by reference herein (the “Services”). Company reserves the right to add or delete Services as necessary during the term of this Agreement.

2.    Time of Performance. The Consultant will render the Services at such time or times as are mutually convenient to the Consultant and the Company, and the Consultant will spend such amount of time as is necessary to complete the assigned tasks.

3.    Term. The term of this Agreement will commence on the date specified above and will continue in full force and effect until March 31, 2024, unless earlier terminated by either party in accordance with Section 4 below (“Term”).

4.    Termination. The Company may immediately terminate this Agreement for Cause upon written notice of termination to the Consultant, with the particular Cause being specified in such notice. “Cause” means (a) the Consultant’s act or acts amounting to gross negligence to the detriment of the Company; (b) the Consultant’s fraud or embezzlement of funds or property; (c) the Consultant’s failure to adhere to rules and regulations established under HIPAA as outlined in paragraph 8(e); or (d) the Consultant’s material breach of any covenant, condition or provision of this Agreement. Either party may terminate this Agreement, without cause, at any time for any reason by providing ten (10) days advance written notice to the other party.

5.    Compensation. In consideration for the Services, the Company will pay the Consultant the fees as specified in Exhibit A. Such fees will be paid within thirty (30) days following the performance of Services upon satisfactory evidence of the provision of such Services unless otherwise specified in Exhibit A. For a period of five (5) years after expiration or termination of this Agreement, Company will have the right to conduct an audit of Consultant, reasonable in duration and scope, to the extent reasonably useful to Company to audit the Services, fees paid and expenses reimbursed hereunder.

Consultant shall continue to vest as if he were an employee during the Term for purposes of Consultant’s outstanding Restricted Stock Units (“RSU”) granted to Consultant by the Company in connection with his employment with the Company. As further compensation for the services to be rendered pursuant to this Agreement, Consultant’s remaining unvested stock options shall continue to be eligible to vest during the term of this Agreement in accordance with the terms of such stock options. Consultant’s stock options shall continue to be governed by the terms and conditions of the stock option agreements and the Company’s equity plan pursuant to which such stock options were granted.

6.    Expenses. The Company will reimburse Consultant for all reasonable travel and other expenses directly related to Consultant’s performance of Services under this Agreement provided that (a) such expenses have been approved in writing, in advance of being incurred, by an officer of the Company and (b) such expenses are of a nature (and adequate documentary evidence has been provided) qualifying them as proper deductions on federal and state tax returns of the Company. Company will not reimburse for time spent in transit.

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
7.    Work Product. Except as provided below, any work product prepared or developed by Consultant as part of the Services rendered under this Agreement (“Work Product”) will be the sole property of the Company and will be considered “works made for hire” for the Company. To the extent that any Work Product under applicable law may not be considered “works made for hire,” the Consultant hereby assigns (or upon its creation, automatically and irrevocably assigns) to the Company, without any further consideration, all right, title and interest in and to such Work Product, including, without limitation, any invention, whether patentable or not, any other intellectual property rights, moral rights, all contract and licensing right, and all claims and causes of action of any kind with respect to such Work Product. The Consultant agrees to take all further actions, and execute all further documents, reasonably necessary to accomplish the intent of the foregoing.

8.    Confidentiality.

(a).    The Consultant will hold the Company’s Confidential Information, as defined below, in the strictest confidence and will not disclose or use the Confidential Information except as permitted by this Agreement in connection with the Services, unless expressly authorized to act otherwise in writing by an officer of the Company. The Consultant’s obligations under this Section will survive any termination of this Agreement.

(b)    The Consultant agrees that all data and information about the Company’s business, plans, finances, equipment, intellectual property, processes and methods of operation disclosed to, acquired by or developed by the Consultant during performance of the Services hereunder is and shall remain the exclusive property of Company.

(c).    “Confidential Information” means trade secrets, confidential information, data or any other proprietary information of the Company. By way of illustration, but not limitation, “Confidential Information” includes (a) information relating to the Company’s technology, including inventions, ideas, processes, formulas, source and object code, data, know-how, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and financial statements, licenses, prices and costs, suppliers and customers and the skills and compensation of Company’s employees. However, “Confidential Information” does not include information that is:

i.    Expressly agreed by the Company to be free of any nondisclosure obligations; or

ii.    Known to the Consultant or any of its affiliates, free of any nondisclosure obligations at the time of disclosure; or

iii.    Independently developed by the Consultant or any of its affiliates without use of the Company’s Confidential Information; or

iv.    Lawfully received by the Consultant, free of any nondisclosure obligations, from a third party which the Consultant reasonably believes has the right to disclose such Confidential Information; or

v.    Publicly available without any breach of this Agreement; or

vi.    Disclosed by the Consultant, which disclosure is required by administrative or judicial action. Provided however that (i) unless prohibited from doing so by

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
applicable law, the Consultant immediately after receiving notice of such action notifies the Company in writing of such action to give the Company the opportunity to seek a protective order or any other legal remedies to maintain such Confidential Information in confidence, provided that the Consultant will reasonably consult and cooperate with the Company in seeking any such remedy, (ii) in the absence of a protective order or other remedy or the receipt of a waiver, the Consultant reasonably determines, after consultation with its legal counsel, that the Consultant is compelled to disclose Confidential Information and limits the extent of such disclosure solely to the extent that such counsel advises the Consultant is compelled to disclose, and (iii) the Consultant uses its reasonable commercial efforts so that such disclosed information is treated strictly confidentially by the recipients thereof.

(d).    The Consultant understands that the Company has received and in the future will receive from third parties information that is confidential or proprietary (“Third- Party Information”) subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, Consultant will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an offer of the Company in writing.

(e).    The Consultant understands that the Company is a health care provider, and that the use and disclosure of patient information is governed by the rules and regulations established under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and related policies and procedures of Company. Therefore, with regard to Protected Health Information (“PHI”) as that term is understood under HIPAA, the Consultant commits to the following additional obligations:

i.    Consultant will comply with all applicable federal and state laws and regulations governing patient privacy and confidentiality of PHI, including without limitation HIPAA and its privacy and security rules, and agrees to read and understand any periodic updates or changes to such regulations, and Company policies in a timely manner.

ii.    Consultant will immediately report any unauthorized use or disclosure of PHI to the Company.

(f)    The Consultant acknowledges that United States securities laws prohibit insider trading. Insider trading occurs when any person purchases or sells a security while in possession of Inside Information relating to the security, or from communicating such Inside Information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell securities. “Inside Information” is information that is both material and non-public. Consultant further acknowledges that they are familiar with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder and shall neither use nor cause any person to use any Inside Information in contravention of the Exchange Act or such rules and regulations including, but not limited to, Rules 10b-5 and 14e-3. The Consultant may not trade in the securities

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
of the Company until such time as the Consultant may do so in accordance with applicable securities laws.
9.    Independent Contractor. It is understood and agreed that the Consultant’s relationship to the Company is that of an independent contractor and that neither this Agreement nor the performance of the Services provided for herein will in any way create an employer-employee or agency relationship between the parties. Accordingly, the Consultant will have sole responsibility for the payment of all necessary income taxes, social security and other similar taxes and all unemployment and disability insurance. It is understood that the Consultant will have no authority to act on behalf of the Company or to commit the Company to any course of conduct, and the Consultant will make no representation to the contrary to any person. The Company is not liable for accidents or injuries sustained by the consultant in performing his or her commitments as an independent contractor to the Company.
10.    Absence of Conflicts. Consultant represents and warrants that Consultant is not under any existing obligation that is inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant’s obligations under this Agreement. Consultant agrees not to enter into any agreement or arrangement during the term of this Agreement that would impose on Consultant any obligation inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant’s obligations under this Agreement. If Consultant is required by any applicable guidelines or policies to make any disclosure or take any action that conflicts with any obligations of Consultant under this Agreement or is contrary to the terms of this Agreement, Consultant will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.
11.    Notification of Events. Consultant will notify Company in writing within twenty-four (24) hours after the occurrence of any one or more of the following events:
(a).    Consultant becomes the subject of, or otherwise materially involved in, any government investigation of Consultant’s business practices or the provision of professional services, including being served with a search warrant in connection with such activities; or

(b).    Consultant becomes the subject of any suit, action or other legal proceeding arising out of Consultant’s professional services; or

(c).    Consultant becomes the subject of any disciplinary proceeding or action before any state’s medical board or similar agency responsible for professional licensing, standards or behavior; or

(d).    any act of nature or any other event occurs which has a material adverse effect on Consultant’s ability to provide the services.
12.    Compliance of Laws. Consultant will comply in all material respects with all applicable laws, ordinances, codes and regulations of federal, state and local governments, and accrediting professional organizations, applicable to the Services provided under this Agreement.
13.    Indemnity. Company shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liabilities, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including attorneys’ fees and costs) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, that Consultant incurs as a result of having performed services on behalf of

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
Company. Notwithstanding the foregoing, consultant agrees to indemnify and defend Company from all claims, charges, damages, and judgments arising from the breach of Consultant’s obligations under this Agreement or the Services provided by Consultant hereunder.

14.    Limitation on Authority. Consultant will not have any authority to obligate or bind the Company to any agreement, purchase or obligation of any kind without the express written approval of an officer of the Company.

15.    Practice of Medicine. To the extent that any act or service required of, or reserved to, Company in this Agreement is construed or deemed to constitute the practice of medicine, the performance of such act or service by Company will be deemed waived or unenforceable, unless this Agreement can be amended to comply with the law, in which case the parties will make such amendment.

16.    Referrals. If Consultant is a physician, Consultant will be entitled to refer patients to any health care provider deemed by Consultant best qualified to deliver medical services to any particular patient. No term of this Agreement will be construed as requiring or inducing Consultant to refer patients to Company or to prescribe or otherwise refer Company products to a patient. Consultant’s rights under this Agreement will not be dependent in any way on the referral of patients or business to Company by Consultant.

17.    Representation Regarding Debarment and Felony Conviction. Consultant represents to Company that Consultant has never been and is not currently debarred, excluded or banned from any federal healthcare program. Further, Consultant represents that Consultant has not been convicted of a felony involving fraud or deceit. Consultant agrees to immediately notify the Company should Consultant become debarred, excluded or banned from any federal healthcare program or should Consultant be convicted of a felony involving fraud or deceit.

18.    Assignment. The parties acknowledge that the Services to be rendered by the Consultant are personal in nature, and the Consultant may not assign any of her/his obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns. The Consultant agrees that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes the Company’s obligations hereunder.

19.    Remedies. If there is a breach or threatened breach of the provisions of Section 7 or 8 of this Agreement, the Company will be entitled to an injunction restraining the Consultant from such breach. The Company will not be precluded from pursuing any other remedies for such breach or threatened breach.

20.    Notices. All notices and other communications permitted or required hereunder will be delivered or sent by registered or certified mail, return receipt requested, or by hand delivery, addressed to the party at the address set forth below, or to such other address as such party may designate in writing to the other. The addresses for such notices may be changed from time to time by written notice given to the manner provided herein.

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***

If to the Company:	Exagen Inc.
c/o Chief Financial Officer
1261 Liberty Way
Vista, CA 92081

If to the Consultant:	John Mark Hazeltine

21.    Entire Agreement; Amendment.    This Agreement, together with the attached schedules, constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement will be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver will be limited to the particular instance and the particular time when and for which it is given.

22.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

23.    Severability. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision. Moreover, if one or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it then appears.

24.    Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement will not be effective unless in writing and will not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor will any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXAGEN INC.		CONSULTANT

By:	/s/ John Aballi	By:	/s/ Mark Hazeltine
Name:	John Aballi	Name:	Mark Hazeltine
Title:	CEO	Tax ID #:

The contracting party to this agreement, the Tax Payer ID number and the name of the payee on any payment for Services rendered under this Agreement must be the same person or entity, e.g., if payment for Consultant’s Services will be made to Consultant, the individual, this Agreement will be between Company and Consultant and the Tax ID Number will be Consultant’s SSN. If payment for Consultant’s Services will be made to the professional corporation of Consultant, this Agreement must be with that entity. Please note that Consultants may not direct payments for

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
Services to be made by Company for Services provided hereunder to any charitable or other entity but must receive the payments as income themselves and then may make any such donations themselves.

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***THIS OFFER MUST BE ACCEPTED BY DECEMBER 10, 2023***
Exhibit A

This Exhibit is an integral part of the Agreement and incorporates by reference the terms and conditions of the Agreement. The parties agree that Consultant will perform Services and be provided with compensation as described herein.

Services to be provided:

Consultant shall be available to consult with Company during the term of this agreement on the following:

•Knowledge transfer in support of the Company’s decision to eliminate the chief business officer position.
•Other tasks as assigned.

Compensation:

For the full, prompt and faithful performance of consulting Services, the Company shall pay Consultant $243.00 per hour, prorated to the nearest half hour.

Consultant will be reimbursed only for expenses approved in advance by the Company, provided Consultant has furnished original receipts and documentation of approval of the expenses. Company will not reimburse Consultant for time spent in transit.

Consultant will provide detailed invoices for Services to invoices@exagen.com on a monthly basis. Such invoices must be in PDF format. If Consultant is not able to submit in PDF format, Consultant will contact ap@exagen.com for further assistance. Invoices should track the Services performed, the requestor of the Services, the date of services, and the number of hours spent providing the Services to Company.

Invoices will be due and payable by Company within thirty (30) days of receipt of invoice(s).

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